                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            Allegiance Telecom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    01747T102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
--------------------------------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)
           ---
                  Rule 13d-1(c)
           ---
            X     Rule 13d-1(d)
           ---

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Madison Dearborn Capital Partners II, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        5,157,612 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        5,157,612 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,157,612 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                  PN
===============================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

===============================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Madison Dearborn Partners II, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        5,157,612 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        5,157,612  (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,157,612  (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Madison Dearborn Partners, Inc.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        5,157,612 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        5,157,612 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,157,612 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           CO
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Capital Partners III, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        9,086,259 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        9,086,259 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,086,259 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.7% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           MSCP III, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        10,302,247 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN; IA
================================================================================



                                Page of 6 of 45

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Capital Partners III, Inc.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        10,302,247 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           CO; IA
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Dean Witter & Co.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        10,302,247 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.4% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           CO; IA
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Capital Investors, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        285,715 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        285,715 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           285,715 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .3% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           MSCP III 892 Investors, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        930,273 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        930,273 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           930,273 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.3% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Battery Ventures IV, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        157,178 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        157,178 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           157,178 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Battery Investment Partners IV, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        23,713 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        23,713 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           23,713 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .03% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           LLC
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Battery Partners IV, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                          180,891 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .25% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Robert G. Barrett
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                       -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        180,891 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .25% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Oliver D. Curme
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                      -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        180,891 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .25% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Richard D. Frisbie
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                          180,891 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                       -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .25% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Thomas J. Crotty
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        180,891 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .25% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Kenneth P. Lawler
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                           180,891 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           180,891 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .25% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Todd A. Dagres
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]

                                                                 (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------

     NUMBER OF             5     SOLE VOTING POWER
      SHARES
                                 -0-
                           ----------------------------------------------------
   BENEFICIALLY            6     SHARED VOTING POWER
     OWNED BY
                                 180,891 (see Item 4 and Exhibit C)
                           ----------------------------------------------------
        EACH                7    SOLE DISPOSITIVE POWER
     REPORTING
                                 -0-
                           ----------------------------------------------------

       PERSON              8     SHARED DISPOSITIVE POWER
        WITH
                                 180,891 (see Item 4 and Exhibit C)

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           180,891 (see Item 4 and Exhibit C)
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .25% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Frontenac VII Limited Partnership
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]

                                                              (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

       NUMBER OF            5     SOLE VOTING POWER
        SHARES
                                  -0-
                            ---------------------------------------------------
      BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY
                                  779,861 (see Item 4 and Exhibit C)
                            ---------------------------------------------------
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
                                  -0-
                            ---------------------------------------------------
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
                                  779,861 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           779,861 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Frontenac Masters VII Limited Partnership
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]

                                                               (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
                                       -0-
                                 -----------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
         OWNED BY
                                       41,968 (see Item 4 and Exhibit C)
                                 -----------------------------------------------
            EACH                 7     SOLE DISPOSITIVE POWER
         REPORTING
                                        -0-
                                 -----------------------------------------------
           PERSON                8     SHARED DISPOSITIVE POWER
            WITH
                                        41,968 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           41,968 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           .05% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
           PN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Frontenac Company VII, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         821,829 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           LLC
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Paul D. Carbery
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         6,061
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY                        822,862 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         6,061
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         822,862 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           828,923 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           James E. Cowie
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         8,676
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                           821,829 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         8,676
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           830,505 (Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           James E. Crawford III
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         17,515 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         821,829 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         17,515 (see item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           842,480 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Rodney L. Goldstein
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         9,355
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         821,829 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         9,355
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           831,184 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Martin J. Koldyke
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         1,883
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         821,829 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         1,883
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           823,712 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Martin Laird Koldyke
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         5,698
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         821,829 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         5,698
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                        821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           827,527 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Roger S. McEniry
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         8,676
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         821,829 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         8,676
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           830,505 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Laura P.Pearl
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         4,201
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         821,829 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         4,201
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           826,030 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Jeremy H. Silverman
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  [ ]

                                                              (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UK
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         3,420
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         821,829 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         3,420
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         821,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           825,249 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Royce J. Holland
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         3,908,721 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         3,908,721 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,908,721 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Thomas M. Lord
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         1,612,189 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         1,612,189 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,612,189 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.3% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                      13G
-------------------


===============================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           C. Daniel Yost
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         1,457,946
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         1,457,946
                                  ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,457,946
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.0% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

                         AMENDMENT NO. 1 TO SCHEDULE 13G

This Amendment No. 1 to Schedule 13G is being filed by those persons listed on Exhibit B attached hereto (the "Reporting Persons"), in connection with the shares of Common Stock, par value $.01 per share, of Allegiance Telecom, Inc. (the "Company"). This Amendment No. 1 to Schedule 13G is being filed by the Reporting Persons pursuant to the joint filing provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 1.  SECURITY AND ISSUER.

        (a)  Name of Issuer:

             Allegiance Telecom, Inc.

        (b)  Address of Issuer's Principal Executive Offices:
             1950 Stemmons Freeway
             Suite 3026
             Dallas, Texas 75207


ITEM 2.

        (a)  Name of Person Filing:

             See attached Exhibit B.

        (b)  Address of Principal Business Office:

             See attached Exhibit B.

        (c)  Citizenship:

             See attached Exhibit B.

        (d)  Title of Class of Securities:

             Common Stock, $.01 par value

        (e)  CUSIP Number:

             01747T102


ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
             RULE 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:
        (a)      [ ]    Broker or Dealer registered under Section 15 of the Act
        (b)      [ ]    Bank as defined in section 3(a)(6) of the Act
        (c)      [ ]    Insurance Company as defined in section 3(a)(19) of the
                        Act
        (d)      [ ]    Investment Company registered under section 8 of the
                        Investment Company Act of 1940
        (e)      [ ]     Investment Adviser in accordance with
                         Section 240.13d-1(b)(1)(ii)(E)
        (f)      [ ]     Employee Benefit Plan or Endowment Fund in accordance
                         with Section 240.13d-1(b)(1)(ii)(F)

        (g)      [ ]     Parent Holding Company or control person in accordance
                         with Section 240.13d-1(b)(1)(ii)(G)
        (h)      [ ]     Savings associations as defined in Section 3(b) of the
                         Federal Deposit Insurance Act
        (i)      [ ]     Church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the
                         Investment Company Act of 1940
        (j)      [ ]     Group, in accordance with
                         Section 230.13d-1(b)(1)(ii)(J)

         This Schedule is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) and therefore, none of the above are applicable.


ITEM 4.  OWNERSHIP.

Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement except to the extent of such person's pecuniary interest in shares of Common Stock. See also Exhibit C attached hereto, describing that certain Stock Purchase Agreement dated as of August 13, 1997, among the Company, the Reporting Persons and certain other parties.

All such ownership percentages of the securities reported herein are based upon 71,599,312 shares of Common Stock outstanding as of February 4, 2000.


Madison Dearborn Funds

         (a) Amount beneficially owned: Madison Dearborn Capital Partners II, L.P. ("MDCP II") is the direct owner of 5,157,612 shares of Common Stock. MDCP II is managed by its general partner, Madison Dearborn Partners II, L.P. ("MDP"). Dispositive and voting power of securities owned by MDCP II is shared at MDP by an advisory committee of limited partners of MDP and by Madison Dearborn Partners, Inc. ("MDP Inc"), the general partner of MDP. For purposes of Rule 13d-3 of the Act, MDP Inc and MDP may be deemed to have shared voting and dispositive power with respect to the 5,157,612 shares of Common Stock held by MDCP II.

         (b) Percent of class: 7.2%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0-shared power to vote or to direct the vote: 5,157,612 sole power to dispose or to direct the disposition of: -0-shared power to dispose or to direct the disposition of: 5,157,612

Morgan Stanley Funds

         (a) Amount beneficially owned: Morgan Stanley Dean Witter & Co. ("Morgan Stanley Dean Witter") owns all of the outstanding shares of Morgan Stanley Capital Partners III, Inc. ("MSCP Inc"), which is the general partner of MSCP III, L.P. ("MSCP LP"), which is the general partner of Morgan Stanley Capital Partners III, L.P. ("MSCP"). For purposes of Rule 13d-3 of the Act, the Morgan Stanley Funds (as defined hereafter) may be deemed to beneficially own, in the aggregate, 10,302,247 shares of Common Stock (MSCP: 9,086,259 shares; MSCP III 892 Investors, L.P.: 930,273 shares; Morgan Stanley Capital Investors,
L.P.: 285,715 shares, such funds being referred to collectively as the "Morgan Stanley Funds"). Each of Morgan Stanley Dean Witter, MSCP Inc and MSCP LP may be deemed to have shared voting and dispositive power with respect to the 10,302,247 shares of Common Stock held by the Morgan Stanley Funds.

         (b) Percent of class: 14.4%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0- shared power to vote or to direct the vote: 10,302,247 sole power to dispose or to direct the disposition of: -0- shared power to dispose or to direct the disposition of: 10,302,247


Frontenac Funds

         (a) Amount beneficially owned: Frontenac VII Limited Partnership is the direct owner of 779,861 shares of Common Stock and Frontenac Masters VII Limited Partnership (together with Frontenac VII Limited Partnership, the "Frontenac Funds") is the direct owner of 41,968 shares of Common Stock. For purposes of Rule 13d-3 of the Act, Frontenac Company VII, LLC ("Frontenac LLC," which is the general partner of each of the Frontenac Funds) may be deemed to have shared voting and dispositive power with respect to the 821,829 shares held by the Frontenac Funds. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. M.J. Koldyke, Mr. M.L. Koldyke, Mr. McEniry, Ms. Pearl and Mr. Silverman are members of Frontenac LLC with the shared power to indirectly direct the voting of and the disposition of the Common Stock held by the Frontenac Funds. Mr. Crawford also beneficially owns 20,651 shares (17,515 shares held by Mr. Crawford directly and 3,136 shares indirectly); Mr. Carbery also beneficially owns 7,094 shares (6,061 shares held by Mr. Carbery directly and 1,033 shares indirectly); Mr. Cowie also beneficially owns 8,676 shares; Mr. Goldstein also beneficially owns 9,355 shares; Mr. M.J. Koldyke also beneficially owns 1,883 shares; Mr. M. Laird Koldyke also beneficially owns 5,698 shares; Mr. McEniry also beneficially owns 8,676 shares; Ms. Pearl also beneficially owns 4,201 shares; and Mr. Silverman also beneficially owns 3,420 shares.

         (b) Percent of class: 1.1%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0- (see above paragraph) shared power to vote or to direct the vote: 821,829 sole power to dispose or to direct the disposition of: -0- (see above paragraph) shared power to dispose or to direct the disposition of: 821,829

Battery Funds

         (a) Amount beneficially owned: Battery Ventures IV, L.P. ("Battery IV") is the direct owner of 157,178 shares of Common Stock and Battery Investment Partners IV, LLC is the direct owner of 23,713 shares of Common Stock (together with Battery IV, the "Battery Funds"). For purposes of Rule 13d-3 of the Act, Battery Partners IV, LLC (which is the general partner of Battery IV) may be deemed to have shared voting and dispositive power with respect to the shares held by Battery IV and the Battery Funds may be deemed to beneficially own, in the aggregate, 180,891 shares of Common Stock. Mr. Barrett, Mr. Curme, Mr. Frisbie, Mr. Crotty, Mr. Lawler and Mr. Dagres are the member managers of Battery Partners IV, LLC and are member managers of Battery Investment Partners IV, LLC, with the shared power to indirectly direct the voting of and the disposition of the Common Stock held by the Battery Funds.

         (b) Percent of class: .25%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0-shared power to vote or to direct the vote: 180,891 sole power to dispose or to direct the disposition of: -0-shared power to dispose or to direct the disposition of: 180,891

Royce J. Holland

         (a) Amount beneficially owned: 3,908,721 (1,964,569 shares held by Royce J. Holland directly, 1,940,552 shares held by the Royce J. Holland Family Limited Partnership, of which Mr. Holland is the sole general partner, 1,000 shares held by Mr. Holland's wife and 2,600 shares held by Mr. Holland as custodian for his children under the Uniform Gifts to Minors Act).

         (b) Percent of class: 5.5%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 3,908,721 shared power to vote or to direct the vote: -0-sole power to dispose or to direct the disposition of: 3,908,721 shared power to dispose or to direct the disposition of: -0-

Thomas M. Lord

         (a) Amount beneficially owned: 1,612,189 (806,094 shares held by Thomas M. Lord directly, and an aggregate of 806,095 shares held by Mr. Lord's spouse and children)

         (b) Percent of class: 2.3%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 1,612,189 shared power to vote or to direct the vote: -0-sole power to dispose or to direct the disposition of: 1,612,189 shared power to dispose or to direct the disposition of: -0-

C. Daniel Yost

         (a) Amount beneficially owned: 1,457,946

         (b) Percent of class: 2.0%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 1,457,946 shared power to vote or to direct the vote: -0-sole power to dispose or to direct the disposition of: 1,457,946 shared power to dispose or to direct the disposition of: -0-


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             Not applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.


ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
                 THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             See Item 4 above.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. See Exhibit C attached hereto.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             Not applicable.


ITEM 10.     CERTIFICATION.
             Not applicable.

                                    EXHIBITS


EXHIBIT A       Joint Filing Agreement

EXHIBIT B       Name Of Person Filing; Address Of Principal Business Office;
                Citizenship

EXHIBIT C       Voting Agreement



                                    SIGNATURE


                After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:      February 15, 2000


MADISON DEARBORN CAPITAL PARTNERS II, L.P.
By: Madison Dearborn Partners II, L.P., its general partner
By: Madison Dearborn Partners, Inc., its general partner

By:
-------------------------------------
Its:         Managing Director
    ------------------------------------


MADISON DEARBORN PARTNERS II, L.P.

By: Madison Dearborn Partners, Inc., its general partner

By:
-------------------------------------
Its:         Managing Director
    ------------------------------------


MADISON DEARBORN PARTNERS, INC.

By:
-------------------------------------
Its:         Managing Director
    ------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2000

MORGAN STANLEY CAPITAL PARTNERS  III, L.P.
By: MSCP III, L.P., its general partner
By: Morgan Stanley Capital Partners III, Inc., its general partner
By:
   -------------------------------------
Its:    Secretary
    ------------------------------------

MSCP III, L.P.
By: Morgan Stanley Capital Partners III, Inc., its general partner
By:
-------------------------------------
Its:    Secretary
    ------------------------------------

MORGAN STANLEY CAPITAL PARTNERS III, INC.

By:
-------------------------------------
Its:    Secretary
    ------------------------------------

MORGAN STANLEY CAPITAL INVESTORS, L.P.
By: MSCP III, L.P., its general partner
By: Morgan Stanley Capital Partners III, Inc., its general partner
By:
-------------------------------------
Its:    Secretary
    ------------------------------------

MSCP III 892 INVESTORS, L.P.
By: MSCP III, L.P., its general partner
By: Morgan Stanley Capital Partners III, Inc., its general partner
By:
-------------------------------------
Its:    Secretary
    ------------------------------------

MORGAN STANLEY DEAN WITTER, DISCOVER & CO.

By:
-------------------------------------
Its:    Authorized Signatory
    ------------------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 15, 2000


FRONTENAC VII LIMITED PARTNERSHIP
By: Frontenac Company VII, LLC, its general partner

By: /s/ Karen C. Fanelli
   -------------------------------------
Karen C. Fanelli, Under Power of Attorney (previously filed)


FRONTENAC MASTERS VII LIMITED PARTNERSHIP
By: Frontenac Company VII, LLC, its general partner

By: /s/ Karen C. Fanelli
   -------------------------------------
Karen C. Fanelli, Under Power of Attorney (previously filed)


FRONTENAC COMPANY VII, LLC

By: /s/ Karen C. Fanelli
   -------------------------------------
Karen C. Fanelli, Under Power of Attorney (previously filed)

   /s/ Karen C. Fanelli
----------------------------------------
Karen C. Fanelli, under Power of Attorney (previously filed) for:
         Paul D. Carbery
         James E. Cowie
         James E. Crawford III
         Rodney L. Goldstein
         Martin J. Koldyke
         Martin Laird Koldyke
         Roger S. McEniry
         Laura P. Pearl
         Jeremy H. Silverman

                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 15, 2000


BATTERY VENTURES IV, L.P.
By:  Battery Partners IV, LLC, its general partner

By: /s/ RICHARD D. FRISBIE
   -------------------------------------
Its: Member Manager
    ------------------------------------


BATTERY INVESTMENT PARTNERS IV, LLC

By: /s/ RICHARD D. FRISBIE
   -------------------------------------
Its: Member Manager
    ------------------------------------


BATTERY PARTNERS IV, L.P.

By: /s/ RICHARD D. FRISBIE
   -------------------------------------
Its: Member Manager
    ------------------------------------



 /s/ RICHARD D. FRISBIE
------------------------------------
Richard D. Frisbie, individually and under Power of Attorney for:
         Robert G. Barrett
         Oliver D. Curme
         Thomas J. Crotty
         Kenneth P. Lawler
         Todd A. Dagres

                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 15, 2000



ROYCE J. HOLLAND FAMILY LIMITED PARTNERSHIP

By: /s/ Royce J. Holland
   -------------------------------------
Its: Sole General Partner


/s/ Royce J. Holland
----------------------------------------
ROYCE J. HOLLAND


/s/ Thomas M. Lord
----------------------------------------
THOMAS M. LORD


/s/ C. Daniel Yost
----------------------------------------
C. DANIEL YOST

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 A             Joint Filing Agreement

 B             Name Of Person Filing; Address Of Principal Business Office;
                  Citizenship

 C             Voting Agreement